Exhibit 99.1

FULL HOUSE RESORTS ANNOUNCES STRONG THIRD QUARTER RESULTS

- Operating Income More Than Triples, and Adjusted EBITDA More Than Doubles, From Prior-Year Quarter

- Company Executes Commitment Letter to Potentially Fund Its Waukegan Casino Proposal, If Chosen

- Colorado Voters Approve Positive Changes to State’s Gaming Legislation

- Company’s Sports Wagering Providers Continue to Launch Operations

- Total Cash and Equivalents Increased to $34.0 Million at End of Third Quarter

Las Vegas – November 5, 2020 – Full House Resorts, Inc. (Nasdaq: FLL) today announced results for the third quarter ended September 30, 2020.

On a consolidated basis, revenues in the third quarter of 2020 were $42.0 million, versus $44.3 million in the prior-year period, reflecting operating limitations during the COVID-19 pandemic. Net income for the third quarter of 2020 rose to $7.7 million, or $0.28 per diluted common share, from $0.9 million, or $0.03 per diluted common share, in the prior-year period. Net income in both periods was affected by the accounting for the fair market value of outstanding warrants. Adjusted EBITDA(a) in the 2020 third quarter was $12.5 million, an increase of 115.6% from $5.8 million in the third quarter of 2019. This strong growth primarily reflects new marketing programs and staffing improvements at the Company’s properties. Results for the third quarter of 2020 also include $0.7 million of revenue related to a full quarter of operations for two of the Company’s six permitted sports wagering websites.

“We had a phenomenal third quarter,” said Daniel R. Lee, President and Chief Executive Officer of Full House Resorts. “As we noted last quarter, we chose to reopen our properties conservatively in terms of amenities and hours of operation, given the uncertainty of the customer response to reopening in the midst of a pandemic. We are pleased that customers have generally responded positively, recognizing that it is possible to operate a casino with appropriate social distancing and health safety measures. We think our positive results also reflect that people generally drive rather than fly to our casinos and that we do not rely on potentially pandemic-unfriendly amenities such as shows, nightclubs or convention facilities. Finally, we installed new slot management systems at two of our more important properties in late 2019. We used the pandemic-closure period to familiarize ourselves with those systems, analyze our customer data from late 2019 and early 2020, and reinvent our key marketing strategies, including our loyalty programs. All of these factors helped our operating income more than triple, and our Adjusted EBITDA more than double, over the prior-year quarter. We think that much of this improvement is sustainable. All of our properties still have operating restrictions in order to maintain social distancing, including the number of slot machines that we are permitted to operate, the number of people that we can accommodate at each table game, and restrictions on the types of food service we can offer, as well as the seating capacity of our bars and restaurants. In Colorado, we are still unable to offer any table games. Even with these restrictions, several of our properties, including our Colorado property, had their best months in history during the quarter.”

Continued Mr. Lee, “We also had our first full quarter of operations for one of our three permitted ‘skins’ in Colorado and our third full quarter of operations for one of our three permitted ‘skins’ in Indiana. These two sports wagering websites represent a minimum of $2.5 million per year of annual contractual revenue. Our six agreements are with three different companies, each permitted to operate under our licenses in Indiana and Colorado for a minimum 10-year period. One of those companies is now operating in Indiana, while a different company is operating in Colorado. We expect each to start operations in the other state shortly. The third company recently commenced its first mobile gaming operations in another state and intends to expand into Indiana and Colorado within the next few months. When all six ‘skins’ are in operation, the Company should receive a contractual minimum of $7 million per year of sports gaming revenues. Since the Company incurs very little expense related to these operations, almost all of such revenues should translate into income.

“On Tuesday, Colorado voters approved several changes to the state’s gaming laws. In particular, the state law now allows local communities, namely Cripple Creek, Black Hawk and Central City, to set betting maximums and approve new table games, such as baccarat. Those changes will ultimately benefit the entire state, but most significantly, the local communities. This change will allow the state’s casinos, including Bronco Billy’s, to attract a wealthier clientele and to offer a broader gaming experience. We continue to evaluate a potential major expansion of Bronco Billy’s, which was put on hold when we were required to close due to COVID-19.”

Concluded Mr. Lee, “Finally, we continue to be one of three companies vying for a gaming license in Waukegan, Illinois. Last week, the Illinois Gaming Board indicated that it expects to choose its preferred developer in 2021, seemingly most likely in the spring or summer. We believe our American Place proposal is the most creative and dynamic of the proposals and should generate the greatest amount of investment, tax revenues and jobs for Waukegan and its surrounding communities. To augment our application, we recently executed a commitment letter to fund American Place, including both a temporary casino and the permanent facility. The commitment letter is with a multi-billion-dollar investment management firm that has experience with casino construction projects. Under the commitment letter and if chosen by the Illinois Gaming Board, Full House would invest $25 million in the project as equity, will own no less than 60% of the project, and will receive management fees for operating the casino and related amenities. As noted, the Company currently has $34 million of cash and equivalents. All of the project financing is anticipated to be limited to the Waukegan project and would not be guaranteed by Full House or its other subsidiaries. We look forward to the opportunity to formally present our proposal to the Illinois Gaming Board in the coming months.”

Third Quarter Highlights and Subsequent Events

●	At Silver Slipper Casino and Hotel in Mississippi, revenues grew 10.5% in the third quarter of 2020 to $20.0 million. Revenues increased despite restrictions on the number of available slot machines and the seating capacity at each table game, in order to accommodate proper “social distancing.” Adjusted Property EBITDA rose 115.9% to $6.5 million in the 2020 third quarter, reflecting focused efforts to manage marketing and labor expenses at the property. Silver Slipper achieved these strong results despite a very active hurricane season in 2020, which resulted in several brief closures of the property, more so than occurred in the prior-year period.

●	At Rising Star Casino Resort in Indiana, revenues (excluding contractual minimums related to the property’s sports revenue agreements) declined for the third quarter of 2020 to $9.6 million from $11.7 million. This reflected COVID-19 limitations on operations and an increase in competition. A casino near Louisville opened a large new casino in December 2019, replacing its original casino boat. Additionally, in January 2020, racetrack casinos near Indianapolis began offering live table games. Adjusted Property EBITDA (excluding the sports revenue agreements) of $2.0 million in the third quarter of 2020 compares to $0.2 million in the prior-year period. These strong results reflect the positive impact of a new slot marketing system installed in the fourth quarter of 2019, the launch of an improved loyalty program in June 2020, and labor efficiencies from more appropriately matching the operating hours of table games and food and beverage outlets to the demand for such services.

Including the contracted sports revenues, total revenues and Adjusted Property EBITDA for the third quarter of 2020 were $10.0 million and $2.4 million, respectively, versus $11.7 million and $0.2 million in the prior-year period, when the sportsbook business was not yet in operation. Currently, one of our three contracted sports wagering websites is operating in Indiana. The remaining two sports wagering websites are expected to commence operations in the coming months. When all three websites have commenced operations in Indiana, our sports wagering revenue, based on the contractual minimums, should total at least $3.5 million on an annualized basis with few related expenses. Accordingly, we expect that almost all of this amount will be reflected in Adjusted Property EBITDA and operating income.

●	At Bronco Billy’s Casino and Hotel in Colorado, revenues (excluding contractual minimums related to the property’s sports revenue agreements) declined for the third quarter of 2020 to $7.6 million from $8.1 million. The decline was due to state-mandated restrictions on operations in response to the continuing pandemic, including the continued shutdown of all table games at the property and a steep reduction in the number of slot machines being operated. Adjusted Property EBITDA (excluding contractual minimums related to the property’s sports revenue agreements) nearly doubled to $3.1 million from $1.6 million. The increase in Adjusted Property EBITDA was due to improved analytics from Bronco Billy’s new slot marketing system, allowing the property to market much more efficiently, as well as labor controls. Additionally, Bronco Billy’s had a $424,000 benefit in the third quarter of 2020 from the elimination of point redemption liabilities that accrued under the property’s prior loyalty program.

Bronco Billy’s also benefited from reduced operations in the current quarter of the Christmas Casino, which was a satellite casino that the property opened in November 2018. The Christmas Casino helped to modestly increase the Company’s overall revenues in Colorado in 2019, but the increase was insufficient to offset the additional operating costs. The Company completed the closure of the Christmas Casino in September 2020, after the Colorado Limited Gaming Control Commission approved the reabsorption of the Christmas Casino license back into Bronco Billy’s main casino operations.

Including the contracted sports revenues, total revenues and Adjusted Property EBITDA for the third quarter of 2020 were $7.9 million and $3.4 million, respectively. In June 2020, one of the Company’s three permitted sports wagering websites launched operations in Colorado. The remaining two sports wagering websites are expected to commence operations in the coming months. Similar to Indiana, when all three of our contracted sports wagering websites have commenced operations in Colorado, our sports wagering revenue, based on the contractual minimums, should total at least $3.5 million on an annualized basis with few related expenses. Accordingly, we expect that almost all of this amount will be reflected in Adjusted Property EBITDA and operating income. The Company also launched on-site sports wagering at Bronco Billy’s in September 2020.

●	The Northern Nevada segment consists of the Grand Lodge and Stockman’s casinos and is historically the smallest of the Company’s segments. Northern Nevada’s total revenues were $4.1 million and $6.3 million for the third quarters of 2020 and 2019, respectively. Adjusted Property EBITDA was $1.0 million and $2.1 million, respectively.

Grand Lodge Casino is located within the Hyatt Regency Lake Tahoe luxury resort in Incline Village, Nevada. Its customer base includes the local community, as well as visitors to the Hyatt. Some of the hotel’s customers fly to the region, while others attend meetings and conventions held at the Hyatt. Meanwhile, Stockman’s Casino is in Fallon, Nevada, home to a large Naval Air Station, where aircraft carrier pilots and crews visit for training at the famed “Top Gun” school. The Navy has restricted much of its personnel from leaving the base station. This segment of the Company’s operations has been the most negatively affected by the COVID-19 pandemic, as people are understandably hesitant to fly or attend conventions, and the Navy is understandably restricting the movement of its personnel to protect the health of both its servicemembers and the host community.

●	The Company continues to be one of three bidders for the opportunity to build a new casino in Waukegan, Illinois, midway between Chicago and Milwaukee. If chosen, the Company plans to complete the development employing project financing. Accordingly, the Company recently signed a commitment letter with a multi-billion-dollar investment management firm that has experience with casino construction projects. The commitment letter anticipates fully funding the project, named “American Place.” Under the terms of the commitment letter, the investment firm would provide approximately $300 million of non-recourse, development capital to construct American Place, as well as a temporary casino while the permanent facility is under construction. The Company would be required to invest $25 million in the project as equity, will own no less than 60% of the project, and will receive management fees for operating the casino and related amenities. The commitment letter is conditioned upon the Company being awarded the Waukegan casino license by the Illinois Gaming Board. The financing commitment is also subject to, and contingent upon, the Illinois Gaming Board’s review and the investment firm’s further due diligence review, among other items. All of the project financing is anticipated to be limited to the Waukegan project and would not be guaranteed by Full House or its other subsidiaries.
●	In March 2020, in its efforts to preserve liquidity in the face of coronavirus-related shutdowns across the country, the Company suspended construction of its new parking garage at Bronco Billy’s. In July 2020, the Company opened a temporary surface parking lot in such location. In November 2020, Colorado voters approved the elimination of the $100 bet limit and additional table games, such as baccarat. The Company believes that these changes will allow Colorado’s casinos to attract wealthier customers. It continues to evaluate the potential construction of a major expansion at Bronco Billy’s.
●	In May 2020, the Company’s Bronco Billy’s and Rising Star subsidiaries received approximately $5.6 million of total loan proceeds under the CARES Act. Such funds were principally used, in accordance with the CARES Act, to rehire several hundred employees at Rising Star and Bronco Billy’s in advance of, and subsequent to, their reopenings in mid-June. These loans have a 1.0% interest rate and a maturity date that was recently extended by legislation from May 2022 to May 2025. Such loans may be forgiven, either in whole or in part, depending on the amount of such proceeds that are used for certain eligible expenses, including primarily the payroll and health benefits of employees who would otherwise have been without jobs or health benefits. The Company believes that it will fully use such proceeds for eligible expenses in the allowed 24-week time period. There is no certainty, however, that any or all of such loans will be forgiven.

Liquidity and Capital Resources

As of September 30, 2020, the Company had $34.0 million in cash and equivalents, $107.1 million in outstanding senior secured notes, and $5.6 million in outstanding unsecured loans obtained under the CARES Act. Similar to prior quarters and in response to the pandemic-related shutdowns that lasted from March 2020 through June 2020, the Company’s lenders have agreed to a debt amendment that waives its leverage ratio covenant for the period ending September 30, 2020.

Conference Call Information

The Company will host a conference call for investors today, November 5, 2020, at 4:30 p.m. ET (1:30 p.m. PT) to discuss its 2020 third quarter results. Investors can access the live audio webcast from the Company’s website at www.fullhouseresorts.com under the investor relations section. The conference call can also be accessed by dialing (877) 226-2890 or, for international callers, (303) 223-0118.

A replay of the conference call will be available shortly after the conclusion of the call through November 19, 2020. To access the replay, please visit www.fullhouseresorts.com. Investors can also access the replay by dialing (844) 512-2921 or, for international callers, (412) 317-6671 and using the passcode 21971273.

(a) Reconciliation of Non-GAAP Financial Measure

The Company utilizes Adjusted Property EBITDA, a financial measure in accordance with generally accepted accounting principles (“GAAP”), as the measure of segment profit in assessing performance and allocating resources at the reportable segment level. Adjusted Property EBITDA is defined as earnings before interest and other non-operating income (expense), taxes, depreciation and amortization, preopening expenses, impairment charges, asset write-offs, recoveries, gain (loss) from asset disposals, project development and acquisition costs, non-cash share-based compensation expense, and corporate-related costs and expenses that are not allocated to each property. The Company also utilizes Adjusted EBITDA (a non-GAAP measure), which is defined as Adjusted Property EBITDA net of corporate-related costs and expenses.

Although Adjusted EBITDA is not a measure of performance or liquidity calculated in accordance with GAAP, the Company believes this non-GAAP financial measure provides meaningful supplemental information regarding our performance and liquidity. The Company utilizes this metric or measure internally to focus management on year-over-year changes in core operating performance, which it considers its ordinary, ongoing and customary operations and which it believes is useful information to investors. Accordingly, management excludes certain items when analyzing core operating performance, such as the items mentioned above, that management believes are not reflective of ordinary, ongoing and customary operations. A version of Adjusted EBITDA (known as Consolidated EBITDA, as defined in the indenture governing the Company’s senior secured notes) is also used to determine compliance with certain covenants.

A reconciliation of Adjusted EBITDA is presented below. However, you should not consider this measure in isolation or as a substitute for operating income, cash flows from operating activities, or any other measure for determining our operating performance or liquidity that is calculated in accordance with GAAP. You are encouraged to evaluate these adjustments and the reasons we consider them appropriate for supplemental analysis. In evaluating Adjusted EBITDA, you should be aware that, in the future, we may incur expenses that are the same as or similar to some of the adjustments in this presentation. Our presentation of Adjusted EBITDA should not be construed as an inference that our future results will be unaffected by unusual or non-recurring items.

FULL HOUSE RESORTS, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited)
(In thousands, except per share data)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2020	2019	2020	2019
Revenues
Casino	$31,910	$30,644	$63,616	$87,392
Food and beverage	5,612	9,262	14,596	26,783
Hotel	2,511	3,077	5,204	8,843
Other operations, including online/mobile sports operations	1,923	1,276	3,904	3,398
Total revenues	41,956	44,259	87,320	126,416
Operating costs and expenses
Casino	10,125	12,188	23,886	35,565
Food and beverage	5,234	10,154	14,453	28,972
Hotel	1,113	2,522	2,663	7,321
Other operations	564	1,189	1,441	3,030
Selling, general and administrative	12,555	12,485	35,332	38,172
Project development costs	108	228	423	503
Depreciation and amortization	1,848	2,089	5,868	6,263
Loss on disposal of assets, net	—	10	439	5
	31,547	40,865	84,505	119,831
Operating income	10,409	3,394	2,815	6,585
Other (expense) income, net
Interest expense, net of capitalized interest	(2,391)	(2,428)	(7,329)	(8,062)
Adjustment to fair value of warrants	(403)	(262)	1,159	(161)
	(2,794)	(2,690)	(6,170)	(8,223)
Income (loss) before income taxes	7,615	704	(3,355)	(1,638)
Income tax (benefit) provision	(93)	(234)	(2)	51
Net income (loss)	$7,708	$938	$(3,353)	$(1,689)

Basic earnings (loss) per share	$0.28	$0.03	$(0.12)	$(0.06)
Diluted earnings (loss) per share	$0.28	$0.03	$(0.17)	$(0.06)

Basic weighted average number of common shares outstanding	27,106	26,980	27,087	26,963
Diluted weighted average number of common shares outstanding	27,464	27,501	27,220	26,963

Full House Resorts, Inc.

Supplemental Information

Segment Revenues and Adjusted Property EBITDA

(In Thousands, Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2020	2019	2020	2019
Total revenues
Silver Slipper Casino and Hotel	$19,966	$18,066	$44,181	$56,238
Rising Star Casino Resort(1)	9,967	11,735	20,225	34,202
Bronco Billy's Casino and Hotel(1)	7,910	8,114	14,607	21,431
Northern Nevada Casinos	4,113	6,344	8,307	14,545
	$41,956	$44,259	$87,320	$126,416

Adjusted Property EBITDA(2) and Adjusted EBITDA
Silver Slipper Casino and Hotel	$6,495	$3,009	$9,526	$10,448
Rising Star Casino Resort(1)	2,436	156	348	1,163
Bronco Billy's Casino and Hotel(1)	3,393	1,582	2,798	3,074
Northern Nevada Casinos	1,032	2,108	79	2,516
Adjusted Property EBITDA	13,356	6,855	12,751	17,201
Corporate	(870)	(1,064)	(2,899)	(3,582)
Adjusted EBITDA	$12,486	$5,791	$9,852	$13,619

(1)	Includes amounts related to the property’s contracted sports revenue in 2020.
(2)	The Company utilizes Adjusted Property EBITDA as the measure of segment operating profit in assessing performance and allocating resources at the reportable segment level.

Full House Resorts, Inc.

Supplemental Information

Reconciliation of Net Income (Loss) and Operating Income (Loss) to Adjusted EBITDA

(In Thousands, Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2020	2019	2020	2019
Net income (loss)	$7,708	$938	$(3,353)	$(1,689)
Income tax (benefit) provision	(93)	(234)	(2)	51
Interest expense, net of amounts capitalized	2,391	2,428	7,329	8,062
Adjustment to fair value of warrants	403	262	(1,159)	161
Operating income	10,409	3,394	2,815	6,585
Project development costs	108	228	423	503
Depreciation and amortization	1,848	2,089	5,868	6,263
Loss on disposal of assets, net	—	10	439	5
Stock-based compensation	121	70	307	263
Adjusted EBITDA	$12,486	$5,791	$9,852	$13,619

Full House Resorts, Inc.

Supplemental Information

Reconciliation of Operating Income (Loss) to Adjusted Property EBITDA and Adjusted EBITDA

(In Thousands, Unaudited)

Three Months Ended September 30, 2020
					Adjusted
					Property
	Operating	Depreciation	Project	Stock-	EBITDA and
	Income	and	Development	Based	Adjusted
	(Loss)	Amortization	Costs	Compensation	EBITDA
Casino properties
Silver Slipper Casino and Hotel	$5,793	$702	$—	$—	$6,495
Rising Star Casino Resort(1)	1,817	619	—	—	2,436
Bronco Billy’s Casino and Hotel(1)	3,048	345	—	—	3,393
Northern Nevada Casinos	888	144	—	—	1,032
	11,546	1,810	—	—	13,356
Other operations
Corporate	(1,137)	38	108	121	(870)
	$10,409	$1,848	$108	$121	$12,486

Three Months Ended September 30, 2019
						Adjusted
						Property
	Operating	Depreciation	Loss on	Project	Stock-	EBITDA and
	Income	and	Disposal	Development	Based	Adjusted
	(Loss)	Amortization	of Assets	Costs	Compensation	EBITDA
Casino properties
Silver Slipper Casino and Hotel	$2,119	$883	$7	$—	$—	$3,009
Rising Star Casino Resort	(445)	601	—	—	—	156
Bronco Billy’s Casino and Hotel	1,156	423	3	—	—	1,582
Northern Nevada Casinos	1,964	144	—	—	—	2,108
	4,794	2,051	10	—	—	6,855
Other operations
Corporate	(1,400)	38	—	228	70	(1,064)
	$3,394	$2,089	$10	$228	$70	$5,791

(1)	Includes amounts related to the property’s contracted sports revenue.

Full House Resorts, Inc.

Supplemental Information

Reconciliation of Operating Income (Loss) to Adjusted Property EBITDA and Adjusted EBITDA

(In Thousands, Unaudited)

Nine Months Ended September 30, 2020
						Adjusted
						Property
	Operating	Depreciation	Loss on	Project	Stock-	EBITDA and
	Income	and	Disposal	Development	Based	Adjusted
	(Loss)	Amortization	of Assets	Costs	Compensation	EBITDA
Casino properties
Silver Slipper Casino and Hotel	$7,180	$2,346	$—	$—	$—	$9,526
Rising Star Casino Resort(1)	(1,509)	1,857	—	—	—	348
Bronco Billy’s Casino and Hotel(1)	1,685	1,109	4	—	—	2,798
Northern Nevada Casinos	(797)	441	435	—	—	79
	6,559	5,753	439	—	—	12,751
Other operations
Corporate	(3,744)	115	—	423	307	(2,899)
	$2,815	$5,868	$439	$423	$307	$9,852

Nine Months Ended September 30, 2019
						Adjusted
						Property
	Operating	Depreciation	Loss on	Project	Stock-	EBITDA and
	Income	and	Disposal	Development	Based	Adjusted
	(Loss)	Amortization	of Assets	Costs	Compensation	EBITDA
Casino properties
Silver Slipper Casino and Hotel	$7,844	$2,599	$5	$—	$—	$10,448
Rising Star Casino Resort	(637)	1,800	—	—	—	1,163
Bronco Billy’s Casino and Hotel	1,770	1,304	—	—	—	3,074
Northern Nevada Casinos	2,070	446	—	—	—	2,516
	11,047	6,149	5	—	—	17,201
Other operations
Corporate	(4,462)	114	—	503	263	(3,582)
	$6,585	$6,263	$5	$503	$263	$13,619

(1)	Includes amounts related to the property’s contracted sports revenue.

Forward-looking Statements

This press release contains statements by Full House and its officers that are “forward-looking statements” within the meaning of the safe harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995. Forward-looking statements are neither historical facts nor assurances of future performance. Some forward-looking statements in this press release include those regarding the impact of the COVID-19 pandemic; our expectations for our continued operating performance; expectations regarding the timing for commencement of the remaining four sports wagering websites by our contracting parties in Indiana and Colorado, anticipated revenues and related expenses from the sports wagering agreements we have entered into; expectations regarding the intended use and the potential forgiveness of loans received under the CARES Act; expectations regarding current or future covenant waivers or amendments with our lenders; our expectations regarding the Waukegan proposal; our expectations regarding the impact of the elimination of betting maximums and approval of additional table games in Colorado; and our ability to use our CARES Act loan proceeds for eligible expenses in the permitted time period. Because forward-looking statements relate to the future, they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict and many of which are outside of the control of Full House. Such risks include, without limitation, our ability to repay our substantial indebtedness; the adverse impact of the COVID-19 pandemic on our business, constructions projects, financial condition and operating results, including on our ability to continue as a going concern; actions by government officials at the federal, state or local level with respect to steps to be taken, including, without limitation, additional shutdowns, travel restrictions, social distancing measures or shelter-in place orders, in connection with the COVID-19 pandemic; our ability to effectively manage and control expenses as a result of the pandemic; the impact of additional temporary or extended shutdowns on our ability to maintain compliance with the terms and conditions of our indenture and other material contracts; changes in guest visitation or spending patterns due to COVID-19 or other health or other concerns, including a decrease in overall demand after the initial spike following the reopening our casinos; the impact of social distancing requirements and other health and safety protocols implemented at our properties, including a reduction in our operating margins (or negative operating margins); potentially uninsurable liability exposure to customers and staff should they become (or allege that they have become) infected with COVID-19 while at one of our resorts; unwillingness of employees to report to work due to the adverse effects of the COVID-19 pandemic or to otherwise conduct work under any revised work environment protocols; the potential of increases in state and federal taxation to address budgetary and other impacts of the COVID-19 pandemic; the potential of increased regulatory and other burdens to address the direct and indirect impacts of COVID-19 pandemic; a continuing inability of the global response to contain the COVID-19 pandemic or to develop an effective vaccine or a rebound of the virus; changes by the SBA or other governmental authorities regarding the CARES Act, loan programs established under the CARES Act, or related administrative matters; our ability to comply with the terms of the loans and the CARES Act and to use the loans for permissible expenses and in a manner that results in forgiveness of some or all of the loans; the availability of forgiveness of the CARES Act loans in whole or in part; the failure to obtain and/or maintain regulatory approvals (including in Colorado, Indiana, Nevada and Mississippi); the inability to obtain financing upon reasonable terms or at all (including for projects such as the Bronco Billy’s expansion or the Waukegan project) or, if applicable, our inability to negotiate definitive agreements in accordance with the terms of the commitment letter related to the Waukegan project; the potential increase in Full House’s indebtedness due to the expansion of Bronco Billy’s or the Waukegan project; construction risks and cost overruns; dependence on existing management; competition; uncertainties over the development and success of our acquisition and expansion projects; the financial performance of our finished projects and renovations; effectiveness of expense and operating efficiencies; general macroeconomic conditions; risks related to entering into sports betting operations (including our ability to establish and maintain relationships with key partners or vendors, the ability and/or willingness of our sports wagering providers to sustain sports betting operations should they experience an extended period of unprofitability, and the ability to replace existing partners or vendors on similar terms as our existing contractual minimums); and regulatory and business conditions in the gaming industry (including the possible authorization or expansion of gaming in the states we operate or nearby states). Additional information concerning potential factors that could affect Full House’s financial condition and results of operations is included in the reports Full House files with the Securities and Exchange Commission, including, but not limited to, its Form 10-K for the most recently ended fiscal year and the Company’s other periodic reports filed with the Securities and Exchange Commission. The Company is under no obligation to (and expressly disclaims any such obligation to) update or revise its forward-looking statements as a result of new information, future events or otherwise. Actual results may differ materially from those indicated in the forward-looking statements.

About Full House Resorts, Inc.

Full House Resorts owns, leases, develops and operates gaming facilities throughout the country. The Company’s properties include Silver Slipper Casino and Hotel in Hancock County, Mississippi; Bronco Billy’s Casino and Hotel in Cripple Creek, Colorado; Rising Star Casino Resort in Rising Sun, Indiana; and Stockman’s Casino in Fallon, Nevada. The Company also operates the Grand Lodge Casino at the Hyatt Regency Lake Tahoe Resort, Spa and Casino in Incline Village, Nevada under a lease agreement with the Hyatt organization. Further information about Full House Resorts can be viewed on its website at www.fullhouseresorts.com. The information contained on, or that may be accessed through, our website, our Facebook page, www.BroncoBillysCasino.com or www.americanplace.us, is not incorporated by reference into, and is not a part of, this document.

Contact:

Lewis Fanger, Chief Financial Officer

Full House Resorts, Inc.

702-221-7800

www.fullhouseresorts.com